Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of February 28, 2012 (“Effective Date”), by and between Organovo, Inc., a Delaware corporation (“Company”) and Mr. Keith Murphy (“Executive”).

WITNESSETH:

WHEREAS, Company desires to employ Executive as its Chief Executive Officer (“CEO”), and Executive desires to become employed by the Company as CEO on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Employment.  Executive is hereby employed as CEO, and Executive hereby accepts such employment, and shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board of Directors”) as may be reasonably assigned to him from time to time; provided, that such duties are consistent with the position of a chief executive officer.  Executive shall perform faithfully and diligently all duties assigned to Executive.

2. Term.

2.1  Initial Term.  The Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of twelve (12) months following such date (“Initial Term”).

2.2  Renewal.  On expiration of the Initial Term specified in subsection 2.1 above, this Agreement will automatically renew for subsequent one year terms (“Renewal Terms”) unless Company provides Executive with advance written notice of its intent not to renew at least 30 days prior to the scheduled expiration date.  In the event Company gives notice of nonrenewal pursuant to this subsection 2.2, this Agreement will expire at the end of the then current term.  If Executive shall cease serving as the Company’s Chief Executive Officer, Executive agrees to simultaneously submit his resignation from the Board.  In addition, Executive agrees to continue to abide by the Company’s Proprietary Information and Inventions Agreement following his resignation or the termination of his employment with the Company.

3. Compensation.

3.1  Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a Base Salary of Three Hundred Two Thousand Five Hundred dollars ($302,500) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and applicable payroll deductions.

3.2  Incentive Compensation.  Executive will be eligible to participate in Company’s Annual Bonus Plan and any other short-term incentive compensation plans established for senior executives by the Board of Directors and /or the Compensation Committee from time to time.  Executive will also be eligible to participate in any long-term incentive programs established for senior executives by the Board of Directors and/or Compensation Committee. The Company reserves the right to modify such incentive plans from time to time.

3.3  Equity Awards.  Executive will be entitled to participate in Company’s equity incentive award plans and to receive annual awards thereunder commensurate with Executive’s position, seniority, and performance with Company as determined by the Board of Directors.

4. Customary Fringe Benefits.  Executive will be eligible for all customary and usual fringe benefits generally available to senior executives of Company subject to the terms and conditions of Company’s benefit plan documents.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

5. Voluntary Resignation by Executive.  Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days’ advance written notice.  In the event of Executive’s resignation, Executive will be entitled to receive only Executive’s Base Salary, reimbursement for any unreimbursed expenses and any accrued benefits through the thirty-day notice period and no other amount.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

6.  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

7.  Entire Agreement.  This Agreement, including the Proprietary Information and Inventions Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: February 29, 2012	/s/ Keith Murphy
Keith Murphy

Organovo, Inc.

Dated: February 29, 2012	By: /s/ Andras Forgacs
Andras Forgacs, Director and Chair of the Compensation Committee